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                                                                  EXHIBIT 99.A

NEWS                                                           [EL PASO LOGO]
For Immediate Release


EL PASO CORPORATION ANNOUNCES LONG-RANGE PLAN

HOUSTON, DECEMBER 15, 2003--El Paso Corporation (NYSE:EP) today announced a long-range plan that defines the company's future businesses, targets significant debt reduction, establishes specific financial goals, and closely aligns compensation with shareholder interests.

"The plan is the roadmap for the future of El Paso," said Doug Foshee, president and chief executive officer of El Paso Corporation. "It provides the details of how El Paso will reduce debt to $15 billion by the end of 2005, identifies the long-term businesses of the company, details a corporate reorganization that will result in significant cost savings, and establishes a new strategic direction for El Paso's exploration and production business. The plan is clear, achievable, and is the first step to making El Paso a strong natural gas provider that generates long-term value for our shareholders. It establishes specific performance objectives and clear milestones so that our shareholders can measure our progress."

                                PLAN HIGHLIGHTS

o El Paso's core businesses will be natural gas pipelines in the United States and Mexico, oil and natural gas production operations in the United States and Brazil, and a marketing and physical trading group focused primarily on El Paso's natural gas and oil production.

o The company will streamline its operations into a new corporate structure organized around regulated and unregulated businesses.

o The regulated businesses will consist of the company's three pipeline divisions--Southern Pipelines, Western Pipelines, and Eastern Pipelines (which includes joint ventures and operations in Mexico).

o The unregulated businesses will consist of production and processing; the company's Brazilian integrated business; Asian power operations; domestic, European, and Central American power operations; marketing and trading; the company's ownership in GulfTerra Energy Partners, L.P. (NYSE:GTM); El Paso Global Networks, the company's telecom business; and discontinued operations.

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o    GulfTerra and Enterprise Products Partners, L.P. (NYSE: EPD) today announced their plan to merge and become the industry's leading midstream company. As a part of this transaction, El Paso will sell a 50-percent interest in the general partner of GulfTerra, approximately 14 million GulfTerra common units, and certain processing assets, and will realize approximately $1 billion of cash that will accelerate El Paso's debt restructuring program. The company will retain a significant ownership in a new midstream company with unequaled opportunities. Investors should read the press release on this transaction for more details.

o The long-range plan is designed to reduce the company's total debt (net of cash) to approximately $15 billion at year-end 2005 from approximately $22 billion at September 30, 2003. This will be achieved primarily through $3.3 billion to $3.9 billion of additional asset sales, the sale of restructured power contracts, the recovery of $500 million to $600 million in working capital, the conversion of the company's 9.00% equity security units ($575 million), free cash flow generation and actions already taken in the fourth quarter of 2003.
o The company expects that the majority of its plan will be complete by year-end 2005. El Paso's financial targets for 2006 include:

          o $500 million to $725 million of net income, or earnings per share of $0.75 to $1.10;

          o    Cash flow from operations of $1.9 billion to $2.2 billion;

          o Free cash flow after capital expenditures and dividends of $200 million to $400 million;

          o Annual growth and maintenance capital of $1.6 billion to $1.7 billion; and

          o $150 million in cost reductions in addition to the $445 million already identified.

o In addition to these targets, El Paso is providing specific performance milestones for 2004 and 2005 in its plan presentation to investors that will be webcast at 8:30 a.m. Eastern Time today.

o El Paso expects to maintain significant liquidity through 2005, based upon operating cash flow generation, $2.1 billion of available cash and lines of credit on November 30, 2003 and the completion of planned asset sales.

o The company identified potential sources of earnings volatility over the next several years. These include the impact of natural gas prices, discount rates utilized in its trading and restructured power contract portfolios, movement of the Euro relative to

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     the dollar, the impact of commodity prices on its trading portfolio and possible changes in natural gas and liquids reserve estimates, which could cause ceiling test charges. In addition, the company identified areas where its restructuring activities may have an impact on earnings. These include severance and restructuring costs, asset impairments and gains and losses on asset sales.


                            BUSINESS UNIT OBJECTIVES
Pipelines
---------
El Paso's Pipeline Group comprises the largest and most geographically balanced set of natural gas pipelines in North America and is poised to benefit from the regional supply and demand growth that is anticipated over the next several years. El Paso expects this segment to generate stable earnings and cash flow with average earnings growth of 2 to 5 percent annually.

The Pipeline Group's annual capital budget will be approximately $800 million to $900 million over the next five years. Key business drivers will include major pipeline expansions, cost control, and continued success in capacity recontracting efforts.

Exploration & Production
------------------------
El Paso will change the focus of its exploration and production business from production growth to managing for returns on invested capital. The company will focus its future operations on several growth areas: the deep shelf of the Gulf of Mexico, coal bed methane development, onshore Texas (primarily Vicksburg and Wilcox trends), and central operations (north Louisiana and east Texas). Capital expenditures will be approximately $850 million per year; however the company expects to achieve incremental benefits from third-party capital as it brings in partners on a promoted basis. The combined capital is expected to generate a production rate of approximately 1 billion cubic feet equivalent per day in 2006. The company plans to divest its international holdings in Canada (other than Nova Scotia), Hungary, and Indonesia.

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The following table shows natural gas production volumes that El Paso
Production has hedged for 2004 through 2006:

                                      2004              2005             2006
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Volume (TBtu)                           75               130               84
Price ($/MMBtu)                      $2.55             $3.22            $3.28
Expected Production (TBtu)      288 to 311        304 to 326       333 to 356


Marketing, Trading, and Global Power
------------------------------------
El Paso plans to liquidate the majority of its existing trading positions by the end of 2004 with the goal of maximizing return of cash. The long-range plan includes a marketing and physical trading group that will continue to manage the marketing of El Paso Production Company's natural gas production and certain of its existing contractual positions as part of the company's going-forward operations.

El Paso expects to sell the majority of its domestic power business by mid 2004. Over the next three to five years, the company intends to operate its international power assets to maximize cash flow and value.

                          COMPENSATION AND GOVERNANCE

El Paso's new performance management system will be designed to link compensation with metrics tied directly to shareholder value created by the business units, as well as total shareholder return relative to its peer companies.

With 10 of 12 independent directors on its board, separate chairman and CEO positions, no staggered board and no poison pill, El Paso continues to demonstrate its commitment to strong corporate governance. In addition, the company has added five new directors in 2003, all of whom have extensive backgrounds in the production business.

"We are creating a `fit-for-purpose' organization designed to provide natural gas in a safe, efficient, dependable manner," said Foshee. "We have a great group of employees and directors, and I'm confident we can deliver on the commitments in the plan."

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Webcast
-------
The company has scheduled a live webcast to begin at 8:30 a.m. Eastern Time today to discuss the plan. The webcast, which will include presentation slides synchronized with audio, may be accessed online through El Paso's web site at www.elpaso.com in the Investors section. The presentation slides will also be available for downloading at the same location 45 minutes before the webcast begins.

El Paso Corporation's purpose is to provide natural gas and related energy products in a safe, efficient, dependable manner. The company owns North America's largest natural gas pipeline system and one of North America's largest independent natural gas producers. For more information, visit www.elpaso.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
-------------------------------------------------------------------------------
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the ability to implement and achieve our objectives in the long-range plan; the successful implementation of the settlement related to the western energy crisis; actions by the credit rating agencies; the successful close of our financing transactions; our ability to successfully exit the energy trading business; our ability to divest of certain assets; changes in commodity prices for oil, natural gas, and power; inability to realize anticipated synergies and cost savings associated with restructurings and divestitures on a timely basis; changes in reserves estimates based upon internal and third party reserve analyses; general economic and weather conditions in geographic regions or markets served by El Paso Corporation and its affiliates, or where operations of the company and its affiliates are located; the uncertainties associated with governmental regulation; the uncertainties associated with the outcome of governmental investigations; the outcome of pending litigation including shareholder derivative and class actions; political and currency risks associated with international operations of the company and its affiliates especially due to the instability in Brazil and economic conditions in Mexico; difficulty in integration of the operations of previously acquired companies, competition, and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

CONTACTS
Investor and Public Relations
Bruce L. Connery, Vice President
Office:  (713) 420-5855
Fax:     (713) 420-4417

Media Relations
Mel Scott, Director
Office:  (713) 420-3039
Fax:     (713) 420-6341

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